Exhibit 99.1

ULTRATECH STEPPER ANNOUNCES COST REDUCTION PLAN

SAN JOSE, CA — September 5, 2002 — Ultratech Stepper, Inc. (NASDAQ/NM: UTEK), a leading supplier of photolithography systems used to manufacture semiconductors and nanotechnology devices, today announced it has implemented a cost-reduction plan in response to the continuing weakness in the semiconductor industry.  The company plans to reduce its global workforce by about 50 positions, or approximately 15 percent.  In addition to a restructuring charge for employee related costs, the company intends to incur charges relating to asset impairment.  These charges will be reflected in the third quarter ending September 30, 2002.

Ultratech has previously instituted a number of cost-savings programs in response to the weakness in the semiconductor and semiconductor equipment industries, including salary reductions, mandatory shut down days and restricted hiring, in order to maintain its financial health. However, with the prolonged continuation of the industry-wide downturn, Ultratech has decided to implement these additional cost reduction measures in order to bring the company’s operations in line with current levels of demand.

“As our customers continue to be cautious in their capital spending, we do not expect business to recover until late 2003,” said Arthur W. Zafiropoulo, Ultratech’s Chairman and Chief Executive Officer.  “However, we plan to continue to focus on development programs designed to enhance our leadership position in bump, interconnect, and laser thermal processing technology (LTP), and enable us to provide the lowest cost of ownership among stepper companies.  We believe that the long-term outlook for the company is positive, and are constantly working to achieve our goal of increased shareholder value.  We believe these actions, together with our strong balance sheet, will allow Ultratech to operate more efficiently to achieve our business plan,” Zafiropoulo concluded.

About Ultratech: Founded in 1979, Ultratech Stepper, Inc. designs, manufactures and markets photolithography equipment used worldwide in the fabrication of semiconductor and nanotechnology devices.  The company produces products designed to substantially reduce the cost of ownership for manufacturers in the electronics industry.  The company’s home page on the World Wide Web is located at www.ultratech.com

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K filed for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2002.